Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

April 8, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 3, 2019, to the Board of Directors of Maxwell Technologies, Inc. (the “Company”), as an Exhibit to the proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed and amended by the Company on April 8, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Tesla, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY—Opinion of Maxwell’s Financial Advisor”, “THE OFFER—Background of the Offer and the Merger”, “THE OFFER—Maxwell’s Reasons of the Offer and the Merger; Recommendation of the Maxwell Board of Directors” and “THE OFFER—Opinion of Maxwell’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Richard B. Hardegree
Name:	Richard B. Hardegree
Title:	Managing Director